EXHIBIT 35.11

Prudential Asset Resources Prudential Mortgage Capital Company 2100 Ross Avenue, Suite 2500, Dallas TX 75201 Tel 214 777-4500 A business of Prudential Financial, Inc.

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086-120
550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202

RE:	Commercial Mortgage Pass-Through, WFRBS 2012-C8 Period: January 1, 2013 to December 31, 2013

Annual Compliance Statement

I, Hal Collet, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Primary Servicer under the Primary Servicing Agreement, (the "Agreement") dated as of August 1, 2012 pertaining to the above-referenced certificates, that:

(i)        a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the relevant period has been made under my supervision, and

(ii)       to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the relevant period.

Effective as of March 13, 2014

/s/ Hal Collett
Hal Collett
President and Managing Director
Prudential Asset Resources, Inc.